Exhibit 99.1

     IRON MOUNTAIN INCORPORATED REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

     - Total Revenues are $526 Million, Up 15%

     - Operating Income is $102 Million

     - Net Income is $0.27 per Diluted Share

    BOSTON, Oct. 27 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the world's trusted partner for records management and data protection services, today announced its financial results for the quarter ended September 30, 2005, reporting higher revenues, operating income and OIBDA. Net income for the quarter was $0.27 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended September 30, 2005, grew to $526 million, an increase of 15% compared to the quarter ended September 30, 2004. For the quarter, storage revenues grew 12% and service revenues grew 18% compared to the same period in 2004. Storage revenues, which are considered a key performance indicator for the records management and data protection services industry, are largely recurring since customers typically retain their records for many years. This marks the 67th consecutive quarter for which the Company has reported increased storage revenues.

    For the third quarter of 2005, the storage and service revenue internal growth rates were 9% and 12%, respectively, yielding a total internal revenue growth rate of 10%. The total core storage and services revenue internal growth rate was 9% for the quarter. A major data restoration project completed by the digital services business unit added approximately 2% to total internal growth for the quarter.

    Richard Reese, the Company's Chairman and CEO, stated, "The third quarter was another great quarter for Iron Mountain characterized by strong internal revenue growth and operating margins. Storage internal growth remained at the top end of our 8% to 9% range and service revenue growth, bolstered by a significant digital data restoration project, was supported by solid growth rates in our core businesses. We also announced our entry into the Asia/Pacific region with our agreement to acquire the Australia and New Zealand operations of Pickfords Records Management. This is an important step in our strategy as we expand our geographic footprint to provide consistent, high-quality service to our customers on a global basis."

    Operating income before depreciation and amortization ("OIBDA") was $148 million, or 28.1% of revenues, for the quarter ended September 30, 2005, compared to $127 million, or 27.7% of revenues, for the quarter ended September 30, 2004. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the third quarter of 2005 was $102 million, or 19% of revenues, compared to $85 million, or 19% of revenues, for the same period in 2004. Net income for the quarter was $36 million, or $0.27 per diluted share, up 97% compared to $18 million, or $0.14 per diluted share, for the same period in 2004.

    Included in net income for the third quarter of 2005 is $7 million, or $0.03 per diluted share, of other income, net comprised primarily of foreign currency related net gains due to the strengthening of the Canadian Dollar and the Euro since June 30, 2005. The comparable number for the third quarter of 2004 is $3 million, or $0.01 per diluted share, of other income, net comprised almost entirely of foreign currency related net gains.

    For the nine months ended September 30, 2005, the Company reported total consolidated revenues of $1.54 billion, an increase of 15%, with storage revenues growing at 14% and service revenues growing at 17% compared to the prior year. For the first nine months of the year, storage and service revenue internal growth rates were 9% and 7%, respectively, yielding a total internal revenue growth rate of 8%.

    OIBDA was $425 million, or 27.6% of revenues, for the nine months ended September 30, 2005, compared to $378 million, or 28.2% of revenues, for the nine months ended September 30, 2004.

    Operating income for the first nine months of 2005 was $290 million, or 19% of revenues, compared to $258 million, or 19% of revenues, for 2004. Net income was $85 million, or $0.64 per diluted share, for the first nine months of 2005, compared to $64 million, or $0.49 per diluted share, for the comparable period in 2004. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.

    Included in net income for the nine months ended September 30, 2005, is $3 million, or $0.01 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling and the Euro offset by the strengthening of the Canadian Dollar. Included in net income for the nine months ended September 30, 2004, is $4 million, or $0.02 per diluted share, of other expense, net comprised primarily of $2 million of foreign currency related net losses, due primarily to the weakening of the euro and $2 million of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities.

    In line with its strategy, Iron Mountain made selected acquisitions, opportunistically buying attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information management product offerings and enhancing its existing operations. In 2005, the Company has completed 12 acquisitions, including eight shredding businesses and two European records management businesses, for approximately $51 million in cash and the purchase of minority interests in three of our Latin American subsidiaries for total consideration of approximately $20 million in cash.

    On October 17, 2005, the Company announced that it had signed a definitive agreement to acquire the Australian and New Zealand operations of Pickfords Records Management ("PRM") for cash consideration of approximately A$115 million (US$87 million). The transaction is subject to customary closing conditions and regulatory approvals and is expected to be completed by year end.

    PRM, a leading records management company based in Melbourne, Australia, serves a customer base of more than 3,000 customers in a variety of sectors including finance, healthcare, and federal and state government. With 30 facilities located in all of Australia's capital cities (Adelaide, Brisbane, Canberra, Darwin, Hobart, Melbourne, Perth and Sydney) and all the major business centers in New Zealand (Auckland, Wellington, Hamilton and Christchurch), PRM has a truly national footprint in both countries. The company's portfolio of services includes records storage and management, secure shredding, imaging and business process outsourcing.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                                        Full Year Ending December 31, 2005
                                 Quarter Ending      -----------------------------------------
                                December 31, 2005          Previous               Current
                               -------------------   -------------------   -------------------
                                 Low        High       Low        High       Low        High
                               --------   --------   --------   --------   --------   --------
Revenues                       $    512   $    522   $  2,020   $  2,045   $  2,052   $  2,062
Operating Income (1)                 94         99        360        375        384        389
Depreciation & Amortization                    ~48        180        185                  ~183

Capital Expenditures                                      250        275        250        275

(1) Includes $5 million of expected gains from real estate dispositions in Q4/2005.

    Iron Mountain's conference call to discuss the third quarter 2005 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records management and data protection services. Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe, Latin America and the Pacific Rim. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

                            Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our fourth quarter and full year 2005 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to:
(i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) the cost and availability of financing for contemplated growth; (vi) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                  September 30,
                                           ---------------------------   ---------------------------
                                               2004           2005           2004           2005
                                           ------------   ------------   ------------   ------------
Revenues:
  Storage                                  $    263,867   $    296,784   $    768,232   $    873,805
  Service and Storage
   Material Sales                               195,463        229,688        570,430        665,995

     Total Revenues                             459,330        526,472      1,338,662      1,539,800

Operating Expenses:
  Cost of Sales
   (Excluding Depreciation)                     209,797        237,414        608,934        696,130
  Selling, General and
   Administrative                               122,508        141,442        353,456        418,095
  Depreciation and
   Amortization                                  42,269         45,698        119,912        134,989
  (Gain) Loss on Disposal /
    Writedown of Property,
    Plant and Equipment, Net                       (246)          (259)        (1,260)           606

      Total Operating Expenses                  374,328        424,295      1,081,042      1,249,820

Operating Income                                 85,002        102,177        257,620        289,980

Interest Expense, Net                            54,313         44,308        140,431        137,336
Other (Income) Expense, Net                      (2,979)        (6,542)         4,236          3,067

      Income Before Provision \
       for Income Taxes and
       Minority Interest                         33,668         64,411        112,953        149,577

Provision for Income Taxes                       14,293         27,637         46,668         63,739
Minority Interest in Earnings
 of Subsidiaries                                    925            397          1,981          1,102

      Net Income                           $     18,450   $     36,377   $     64,304   $     84,736

Net Income Per Share - Basic               $       0.14   $       0.28   $       0.50   $       0.65
Net Income Per Share - Diluted             $       0.14   $       0.27   $       0.49   $       0.64

Weighted Average Common Shares
 Outstanding - Basic                            129,288        130,862        128,934        130,439
Weighted Average Common Shares
 Outstanding - Diluted                          131,366        132,283        131,056        131,757

Operating Income before
 Depreciation and
 Amortization                              $    127,271   $    147,875   $    377,532   $    424,969

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                              December 31,     September 30,
                                                  2004             2005
                                             --------------   --------------
ASSETS

Current Assets:
 Cash and Cash Equivalents                   $       31,942   $       43,990
 Accounts Receivable (less allowances of
  $13,886 and $12,862, respectively)                354,434          394,599
 Other Current Assets                               114,778          107,263
   Total Current Assets                             501,154          545,852

Property, Plant and Equipment:
 Property, Plant and Equipment at Cost            2,266,839        2,436,077
 Less: Accumulated Depreciation                    (617,043)        (733,600)
   Property, Plant and Equipment, net             1,649,796        1,702,477

Other Assets:
 Goodwill, net                                    2,040,217        2,050,575
 Other Non-current Assets, net                      251,220          253,586
   Total Other Assets                             2,291,437        2,304,161

   Total Assets                              $    4,442,387   $    4,552,490

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Current Portion of Long-term Debt           $       39,435   $       26,303
 Other Current Liabilities                          476,028          501,538
   Total Current Liabilities                        515,463          527,841

Long-term Debt, Net of Current Portion            2,438,587        2,382,139
Other Long-term Liabilities                         256,724          309,119

Minority Interests                                   13,045            5,969

Stockholders' Equity                              1,218,568        1,327,422

Total Liabilities and Stockholders' Equity   $    4,442,387   $    4,552,490

    APPENDIX A

    Operating Income Before Depreciation and Amortization

    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                     Three Months Ended    Nine Months Ended
                                       September 30,         September 30,
                                    -------------------   -------------------
                                      2004       2005       2004       2005
                                    --------   --------   --------   --------
OIBDA (Operating Income
 Before Depreciation and
 Amortization) (1)                  $    127   $    148   $    378   $    425
Less: Depreciation and
       Amortization                       42         46        120        135

Operating Income (1)                $     85   $    102   $    258   $    290

Less: Interest Expense, net               54         44        140        137
      Other (Income) Expense, net         (3)        (7)         4          3
      Provision for Income Taxes          14         28         47         64
      Minority Interest                    1         --          2          1

Net Income (1)                      $     18   $     36   $     64   $     85

Major Components of Other
 (Income) Expense, net:
   Foreign Exchange Effects         $     (3)  $     (6)  $      2   $      4

   Debt Extinguishment Charges      $     --   $     --   $      2   $     --

(1)  Columns may not foot due to rounding.

    Contact:  Stephen P. Golden
              Director of Investor Relations
              617-535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             10/27/2005
    /CONTACT: Stephen P. Golden, Director of Investor Relations, Iron Mountain Incorporated, +1-617-535-4799/
    /Web site:  http://www.ironmountain.com /